EXHIBIT 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America

September 8, 2023	T: +1 212 506 2500 F: +1 212 262 1910

GATX Corporation 233 South Wacker Drive Chicago, Illinois 60606	mayerbrown.com

Ladies and Gentlemen:

We have acted as counsel to GATX Corporation, a New York corporation (“GATX”), in connection with an offering by GATX pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of $300,000,000 aggregate principal amount of the Company’s 6.050% Senior Notes due 2034 (the “Notes”). The Notes are to be issued under the Indenture, dated as of February 6, 2008, between GATX and U.S. Bank Trust Company, National Association, as Trustee, as successor in interest to U.S. Bank National Association (the “Indenture”). The Notes are subject to the Underwriting Agreement (the “Underwriting Agreement”), dated September 6, 2023, between GATX and BofA Securities, Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters listed therein.

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of a Registration Statement on Form S-3, as amended (File No. 333-264721) (the “Registration Statement”), relating to the Notes. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the prospectus as supplemented relating to the Notes; (iv) the Indenture; (v) the form of the Notes; and (vi) an officers’ certificate establishing the terms of the Notes pursuant to the Indenture. The Notes are registered on the Registration Statement. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from GATX or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than GATX, in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of GATX and of public officials and on the representations, warranties and agreements of GATX contained in the Underwriting Agreement.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, and assuming that the Notes are issued in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Notes constitute valid and legally binding obligations of GATX entitled to the benefits of the Indenture, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

September 8, 2023

Mayer Brown LLP

We are admitted to practice law in the State of New York and our opinions expressed herein are limited solely to the federal laws of the United States of America and the laws of the State of New York, and we express no opinion herein concerning the laws of any other jurisdiction.

This opinion and the statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP